Exhibit 10.5
UNFUNDED DEFERRED COMPENSATION

PLAN FOR THE DIRECTORS OF

PEOPLES BANK SB
     The provisions of the plan are as follows:
1. Each director may elect on or before December 31st of any year to defer all or a specified portion of his annual fees for succeeding calendar years.
2. Any person elected to fill a vacancy on the board, and who was not a director on the preceding December 31st, may elect, before his term begins, to defer all or a specified part of his annual fees for the balance of the calendar year following such election and for succeeding calendar years. No deferrals may be made after December 31, 2004.
3. Interest rate paid on deferred fees is the Bank’s regular six-month CD, plus 2%.
4. Amounts deferred under the plan, together with accumulated interest, will be distributed in annual installments over a ten-year period beginning with the first day of the calendar year immediately following the year in which the director ceases to be a director.
5. An election to defer fees shall continue from year to year unless terminated by the director by written request. In the event a director elects to terminate deferring fees, the amount already deferred cannot be paid to him until he ceases to be a director.
6. In the event the director ceases to be a voting member of the Board of Directors of the Bank, or if he becomes a proprietor, officer, partner, employee or otherwise becomes affiliated with any business that is in competition with corporation, the entire balance of his deferred fees, including interest, may, if directed by the Board of Directors, in its sole discretion, be paid immediately to him in a lump sum.
7. Upon the death of a director or former director prior to the expiration of the period during which the deferred amounts are payable, the balance of the deferred fees and interest in his account shall be payable to his estate or designated beneficiary in full on the first day of the calendar year, following the year in which he dies.

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ELECTION TO PARTICIPATE IN UNFUNDED DEFERRED COMPENSATION PLAN
     Certificates acknowledged and attested and inserted herewith to become apart of these minutes.
     Adopted by the Board of Directors this 16th day of November 2005, and made effective January 1, 2005.

Attested by:

/s/ David A. Bochnowski	/s/ Jon E. DeGuilio

Chairman & CEO	Corporate Secretary

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